Exhibit 10.25

January 4, 2016

Richard Kimes

2400 5th Avenue, Unit 436

San Diego, CA 92101

Dear Rick,

I am delighted to confirm the offer of employment that we made and you verbally accepted. REVA Medical has offered and you have accepted the position of Sr. VP, Operations. In this position you will be a valuable member of the REVA team and will report directly to Reggie Groves.

Starting Date:  Your employment will begin Monday, January 18, 2016. Please plan to arrive at 8:00 a.m. on that day. Please be prepared to present documentation that can verify your eligibility to work in the United States on your first day of employment. If you have questions about which documents are acceptable, please feel free to call me at (858) 966-3045.

Salary:  Your bi-weekly salary will be $9,615.38, exempt classification, which equates to an annual salary of $250,000.

Bonus Program:  To provide incentive and reward for excellent performance, REVA is working with its Compensation Committee of its Board of Directors to establish a Bonus Program for senior executives. The Bonus Program will likely be based on a combination of individual and Company-wide objectives, with measurement against the objectives to occur at or near December 31 year end and payment of bonuses, if any, to occur by March 15th of the following. Your proposed target bonus in this program, if approved by the Compensation Committee, would be 35% on an annual basis.

Stock Options:  In order for you to share in the success of the Company, and to incentivize you to help achieve that success, you will be granted an option to purchase 100,000 shares of REVA Medical common stock. Additionally, you will be eligible for future stock option grants based on performance. This option is subject to approval by the Board of Directors at a meeting held following your employment, at which time the exercise price and vesting periods will be determined.

In your position of Sr. VP, Operations, you will be a Section 16 officer (as defined by the SEC) and an “insider” with respect to REVA. You will be provided a copy of the Company’s Insider Trading Policy; any securities transactions entered into by you (or controlled by you, or from your advice, or resulting from, etc.) will be bound by the policy.

Benefits:  REVA provides medical, dental, life, ADD, and short- and long-term disability insurance, all with premier carriers and at minimal cost to employees. Additionally, the Company offers a 401(k) Plan with a fully vested matching feature. You will receive 120 hours of Personal Time Off per year, which accrues ratably throughout the year based on hours worked. Your effective date for group benefits will be February 1, 2016.

Richard Kimes

You will have an opportunity to ask questions before enrolling in any of the Company’s benefit plans. General information regarding insurance benefits is available from Human Resources and may change from time to time.

Confidentiality Agreement and Confidential Information Belonging to Others:  The success of REVA Medical is partly due to its competitive edge. To maintain that edge, we require employees to sign an Employee Proprietary Information and Inventions Agreement. REVA Medical believes that its employees are talented individuals who are hired based upon their qualifications and experience. Therefore, we do not permit employees to possess or to disseminate any confidential or proprietary information belonging to their former employers while on REVA Medical property.

Other Terms and Conditions:  We at REVA Medical believe that the relationship between the Company and its employees can only be fruitful if both parties agree that it is desirable to continue the relationship. For this reason, your employment will be considered employment at-will. This means that employment is for no fixed term and that either party has the freedom to terminate the relationship at any time, for any reason.

This letter and the Employee Proprietary Information and Inventions Agreement contain the complete understanding we have about the terms of your employment. No other writing or understanding exists that contains different terms.

This agreement can be modified only in writing signed by the current President of this company or his successor(s).

Please sign one copy of this letter and return it to the Company indicating your acceptance and agreement. The other copy is for your records.

Sincerely,

/s/ Cheryl Liberatore

Cheryl Liberatore

Director, Communications

ACCEPTED AND AGREED TO:

/s/ Richard KimesJanuary 18, 2016

Richard Kimes, SignatureDate